SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 18549
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Alliance HealthCard, Inc.
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Alliance HealthCard, Inc.
3500 Parkway Lane, Suite 720
Norcross, Georgia 30092
RE: Notice of Action by Written Consent of Shareholders to be Effective May 12, 2008
Dear Shareholder:
We are notifying our shareholders of record on April 10, 2008 that shareholders owning 11,496,315 shares of our common stock representing 78% of our outstanding Common Stock on March 31, 2008 have executed a written consent in lieu of an annual meeting approving:
1.	The election of a Board of Directors consisting of seven members, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal; and
2.	The ratification of Murrell, Hall, McIntosh & Co. PLLP as the independent registered public accounting firm for fiscal 2008.
Under the Georgia Business Corporation Code and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock is sufficient under the Georgia Business Corporation Code and our bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other shareholders for a vote. This letter is the notice required by Section 14-2-704(f) of the Georgia Business Corporation Code.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
An information statement containing a detailed description of the matters adopted by written consent in lieu of an annual meeting of shareholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions taken by the holders of a majority of the voting power of the Company. The company will mail this information statement to shareholders on or about April 17, 2008.
By order of the Board of Directors,

BRADLEY DENISON
Secretary
Atlanta, Georgia
April 15, 2008

Alliance Healthcard, Inc.
3500 Parkway Lane, Suite 720
Norcross, Georgia 30092
(770) 734-9255
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
We are sending you this information statement to inform you of the actions to be taken by the holders of a majority of our outstanding common stock by written consent in lieu of an annual meeting.
What actions are to be taken by the written consent in lieu of an annual meeting?
The holders of a majority of our outstanding common stock executed a written consent:
1.	The election of a Board of Directors consisting of seven members, to hold office until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal and;

2.	The ratification of Murrell, Hall, McIntosh & Co. PLLP as the independent registered public accounting firm for fiscal 2008.
How many shares were voted for the actions?
The approval and adoption of each of the actions taken by written consent in lieu of an annual meeting requires the consent of the holders of a majority of the shares of our outstanding common stock. We had 14,833,127 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holders of 11,496,315 shares of our common stock, representing 78% of our outstanding common stock shares entitled to vote on the record date, will execute a written consent in lieu of an annual meeting that was effective on May 12, 2008. Under Georgia Business Corporation Code and our bylaws, shareholder action may be taken by written consent without a meeting of shareholders. The written consent of the holders of a majority of our outstanding common stock will be sufficient under the Georgia Business Corporation Code and our articles of incorporation and bylaws to approve the actions described above. As a result, all actions described in this information statement will be effected on May 12, 2008, without any further action or vote by shareholders.
Am I entitled to dissenter’s rights?
The Georgia Business Corporation Code does not provide for dissenter’s rights for the actions to be taken by written consent in lieu of an annual meeting.
Action 1 — Election of Directors
The holders of 11,496,315 shares of our common stock, representing 78% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting electing seven directors to serve on our board of directors. That consent and the election of directors will be effective on the 21st business day following distribution of this information statement to our stockholders. The directors will serve for a one year term and until their successors are duly elected and qualified at the annual meeting of our shareholders to be held in 2009 or until the earlier of their death, resignation, or removal. The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors other than John Simonelli and Mark R. Kidd:

Danny C. Wright	Mr. Wright (age 57) has served as our Chairman of the Board of Directors and Chief Executive Officer since March 2007 and has served as Chief Executive Officer of our subsidiary, Benefit Marketing Solutions, since January 2003. From 2000 to 2003, Mr. Wright was a principal of Club Source Group (CSG). CSG was the largest independent representative of Foresight, Inc. products and was sold in 1999. In 1989, Mr. Wright co-founded and served as President of Foresight, Inc. until the company sold in December 1999. Mr. Wright led Foresight’s growth from start-up to one of the leading membership plan providers in the rental purchase industry and serving two-thirds of the industry’s locations. Prior to Foresight, Mr. Wright managed warranty terms administration and add-on programs for a regional home and auto retail chain and served in various positions for two insurance carriers.

Brett Wimberley	Mr. Wimberley (age 45) has served as one of our Directors and as President since May 2007 and has served as Chief Operating Officer of our subsidiary Benefit Marketing Solutions (BMS) since February 2002. Mr. Wimberley has been President of Southwest Brokers, Inc., a real estate investment company, since February 1987. Mr. Wimberley served as President of Universal Marketing Services from October 1996 to December 2000 and Foresight, Inc. from December 1999 to December 2000. From January 1990 to September 1996, Mr. Wimberley served in various sales positions for United Bank Services, last as Senior Vice President. Mr. Wimberley holds a BBA and MBA from the University of Oklahoma.

Thomas W. Kiser	Mr. Kiser (age 43) has served as one of our Directors and as Executive Vice President since March 2007. Prior to our merger-acquisition of BMS Holding Company in March 2007, Mr. Kiser served as our President and Director since our organization. Mr. Kiser is also a co-founder of Alliance HealthCard. In 1996, Mr. Kiser founded TWK Enterprises, Inc., a real estate acquisition and development company in Atlanta, Georgia. Mr. Kiser also serves as President of TWK Enterprises, Inc.; however, operations are handled by outside property management, reporting to Mr. Kiser. From 1991 to 1996, Mr. Kiser formed two franchise companies, TC Concepts, Inc. in Orlando, Florida and MKM, Inc. in Atlanta, Georgia, which was sold in 1994 and 1997 respectively. From 1989 through 1991, Mr. Kiser held retail and institutional sales positions with Bear Stearns Company and Shapiro Carter and Company. In 1988, Mr. Kiser joined Marshall and Company, an Atlanta based regional investment banking firm specializing in the private placement and underwriting of securities of small-capitalization southeastern companies. From 1986 through 1988, Mr. Kiser was an assistant manager with Stuart James Co, an investment banking and brokerage company. Mr. Kiser holds a Bachelor of Science degree in economics from Vanderbilt University in Nashville, Tennessee.

Robert D. Garces	Mr. Garces (age 59) has served as one of our Directors and as Executive Vice President since March, 2007. Mr. Garces is a co-founder of Alliance HealthCard. Prior to our merger-acquisition of BMS Holding Company in February 2007, Mr. Garces served as our Chairman of the Board and Chief Executive Officer since our organization. Mr. Garces also serves as Chairman of NovaNet, Inc., a company he founded in 1994 that provides a network of physicians, hospitals and other ancillary health services to self-insured employers and insurance companies. In 1996, Mr. Garces co-founded Better Image, Inc. a consolidation of Plastic Surgeons around the United States. In 1974, Mr. Garces started the Atlanta Company of Southeastern Medical Consultants, a physician billing and Management Company. During this same period he also founded two companies, which grew into one of the largest physician billing companies in the southeast, ARTAC, a software and receivables management company for hospital business offices and Southern Medical Imaging, a mobile imaging company. In 1989 he developed a physician billing company for anesthesia departments for hospitals.

Larry G. Gerdes	Mr. Gerdes (age 58) has served as one of our Directors since February 1, 2001. Mr. Gerdes has served as the President and Chief Executive Officer of Transcend Services, Inc. since May 1993 and as Chairman of the Board since 1995. From 1991 to 1993, Mr. Gerdes was a private investor. Mr. Gerdes serves on the board of Transcend Services, Inc. (TRCR) and CME Group (CME). For the five years prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, including Chief Financial Officer and Executive Vice President.

John Simonelli	Mr. Simonelli has served as Chairman of the Board and Chief Executive Officer of Graymark Healthcare, Inc. (GRMK) since February 3, 2005 and served as its President and Chief Operating Officer from August 18, 2003 to February 3, 2005. Mr. Simonelli is an independent business consultant who has extensive experience in the planning, development, and funding of emerging growth companies. He served as a director of Access Plans USA, Inc. (formerly Precis, Inc.) from December 2000 until July 2001. Access Plans USA, Inc. is a publicly-held company primarily engaged in the providing of healthcare savings to the self-insured. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory Specialists of America, Inc. and served as Chairman of the Board, Chief Executive Officer and Secretary, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. was engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O’Gara Company by merger. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with The Vialink Company (formerly Applied Intelligence Group, Inc.) and thereafter served as a Director and Vice President of The Vialink Company until October 14, 1996. He served as Chairman of the Board and Chief Executive Officer of MBf USA, Inc. (formerly American Drug Screens, Inc.), a publicly-held company engaged in the medical products and services industry, from February 1988 through June 1992. He served as Chief Executive Officer of Unico, Inc. (formerly CMS Advertising, Inc.), a publicly-held company engaged in the franchising of cooperative direct mail advertising businesses, from June 1986 to June 1988. From July 1981 through June 1985, he served in various capacities, including President and Director, with Moto Photo, Inc., a publicly-held company engaged in the business of franchising one-hour, photo development laboratories. Mr. Simonelli served as President and Chief Executive Officer from May 1985 until November 1985, and a Director, from May 1985 through 1988, of TM Communications, Inc. (formerly Video Image, Inc. and TM Century, Inc.), a publicly-held company engaged in radio broadcasting and corporate communications.

Mark R. Kidd	Mr. Kidd serves as Chief Financial Officer and Secretary for Graymark Healthcare, Inc. (GRMK). Mr. Kidd has over 20 years experience in finance and accounting. Mr. Kidd is also Chief Operations Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states. Mr. Kidd is also a co-owner of RandMark, LLC, a privately-held retail wireless company. Mr. Kidd served as Chief Financial Officer of Access Plans USA, Inc. (formerly Precis, Inc.), a publicly-held company, from August 1999 until January 2002 and as a director from January 2000 until February 2002. He also served as President, Chief Operating Officer, Secretary and a Director of Foresight, Inc. a wholly-owned subsidiary of Access Plans USA, Inc. from February 1999 until January 2002. Mr. Kidd served as President of Paceco Financial Services, Inc., a privately-held regulated savings company, from March 1998 until December 2000. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

Action 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
The holders of 11,496,315 shares of our common stock, representing 78% of the shares of our common stock entitled to vote on the record date, will execute a written consent in lieu of an annual meeting ratifying the appointment of Murrell, Hall, McIntosh & Co, PLLP, as our independent registered public accounting firm. That consent and the ratification will be effective on the 21st business day following distribution of this information statement to our stockholders.
ADDITIONAL INFORMATION
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Our Board of Directors has two standing committees: the Audit and Finance Committee and the Stock Option and Compensation Committee.
Audit Committee
The Audit Committee of the Board of Directors that is currently comprised of Mr. Gerdes and Dr. Chandler, Jr., oversee the accounting and reporting processes of Alliance HealthCard and the audits of our financial statements.
Mr. Gerdes is “independent” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board of Directors has determined that Mr. Gerdes is an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K. The Report of the Audit Committee appears below. The Audit Committee Charter is posted in the Investors Relations section of our website, www.alliancehealthcard.com. The Audit Committee held two meetings during the fiscal year ended September 30, 2007.
Stock Option and Compensation Committee
The Stock Option and Compensation Committee (the “Compensation Committee”) that is comprised of Mr. Gerdes and Dr. Chandler, Jr., acts as administrator of our stock option, stock incentive and stock purchase plans and makes recommendations concerning the establishment of additional employee benefit plans and compensation of our executive officers and directors. Mr. Gerdes is “independent” defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Report of the Compensation Committee appears below. The Stock Option and Compensation Committee Charter is posted in the Investors section of our website, www.alliancehealthcard.com. The Compensation Committee held two meetings during the fiscal year ended September 30, 2007.
Lack of Nominating Committee
We do not have a standing nominating committee. We have not held a shareholders meeting since 2006 for the election of directors. A majority of our outstanding common stock shares are held by two of members of our Board of Directors and therefore exercise voting control. Our Board of Directors performs the functions that are generally performed by a nominating committee.

Shareholder Nominations for Directors
A shareholder desiring to recommend a candidate for election to our board of directors at any annual meeting at which one or more directors will be elected must submit a written proposal of his, her or its recommendation of the candidate to our Corporate Secretary at our principal executive offices at 900 36th Avenue, Suite 105, Norman, Oklahoma 73072. The proposal must be received at our principal executive office not later than 120 calendar days before the date that our proxy statement or information was released to shareholders in connection with the previous year’s annual meeting. However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. For the 2009 annual meeting, we have established this date as April 22, 2009. The proposal must set forth certain information concerning the proposing shareholder and the nominee, including the nominee’s name and address, a representation that the proposing shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between the proposing shareholder and the nominee and any other person pursuant to which the nomination is to be made by the proposing shareholder, the other information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee and the consent of the nominee to serve as a director if elected. The nomination of any person not made in compliance with the foregoing procedure may not be recognized by our Board of Directors or any nominating committee.
In considering individuals for nomination as directors, our Board typically solicits recommendations from our current directors [and may engage third-party advisors to assist in the identification and evaluation of candidates]. The Board has not established specific minimum qualities or skills that the Board believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the board considers numerous factors, including judgment, skill, independence, integrity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with other board members, experience as an officer or director of another publicly-held company, understanding of management trends in general or in our industry, expertise in financial accounting and corporate finance, ability to bring diversity to the member group, community or civic service, knowledge or expertise not currently on the Board, shareholder perception, and to the extent that the candidate would be a desirable addition to the Board and any committee of the Board. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of our Board at the time of nominee selection. Our Board will evaluate candidates recommended or properly proposed by our shareholders on the same basis as our Board evaluates other candidates.
Meetings
The Board of Directors held three meetings during the fiscal year ended September 30, 2007. During the fiscal year ended September 30, 2007, each Director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.
COMMUNICATIONS WITH THE BOARD
While the Board of Directors does not have a formal process for stockholders to send communications to the Board of Directors, each member of the Board of Directors is receptive to receiving communications from our stockholders. Stockholders may send communications to the attention of any Director at our office address.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY
Our Board of Directors adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) on November 1, 2004. The Code of Ethics applies to our directors, officers and employees and must be acknowledged in writing by our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted in the Investors Relations section of our website, www.alliancehealthcard.com.
REPORT OF THE AUDIT COMMITTEE
January 12, 2008
With the recommendation and approval of the Audit Committee of the Board of Directors, effective October 1, 2007, we engaged the firm of Murrell, Hall, McIntosh & Co., PLLP to be our independent registered public accountants of our financial statements for fiscal 2007.
The engagement of Miller Ray Houser & Stewart, LLP as the principal accountant to audit our financial statements was discontinued on October 1, 2007.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2007 included in Annual Report on Form 10-KSB.
We discussed with Murrell, Hall, McIntosh & Co., PLLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we have received and reviewed the written disclosures and the letter from Murrell, Hall, McIntosh & Co., PLLP required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Murrell, Hall, McIntosh & Co., PLLP the accountants’ independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission.
Prior to the start of each annual audit in 2007 and 2006, the Audit Committee reviewed and pre-approved the fee estimates of Murrell, Hall, McIntosh & Co., PLLP for fiscal 2007 and Miller Ray Houser & Stewart LLP for fiscal 2006 for providing the audit, audit-related, tax and all other services described below. In addition, the Audit Committee reviewed and pre-approved Management’s budget for audit, audit-related, tax and all other fees related to Murrell, Hall, McIntosh & Co., PLLP in conjunction with its review of the Company’s business plan and related operating budgets for the years ended September 30, 2007 and 2006. In addition to the review and pre-approval processes described above, in 2007 and beyond, as provided for in the Audit Committee Charter referred to below, the Committee pre-approved and intends to continue pre-approving all audit and non-audit services to be provided by the independent auditors by delegating to the Chairman of the Audit Committee the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
The Audit Committee has considered whether the provision of the services described under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” by Murrell, Hall, McIntosh & Co., PLLP are compatible with maintaining the principal accountant’s independence and determined that the independence of Murrell, Hall, McIntosh & Co., PLLP was not and is not impaired by the provision of said services.
Audit Fees
The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for professional services rendered for the audit of Alliance HealthCard, Inc. for the year ended September 2007 were $43,000.
The aggregate fees billed by Miller Ray Houser & Stewart LLP for professional services rendered for the audit of Benefit Marketing Solutions, LLC and BMS Insurance Agency, LLC for the years ended September 2006 and 2005 were $59,010. The aggregate fees billed by Miller Ray Houser & Stewart LLP for professional services rendered for the audit of our annual financial statements for the year ended September 30, 2006 and the reviews of the financial statements included in our Quarterly Reports on Form 10-QSB were $42,000. No person or firm other than Miller Ray Houser & Stewart LLP performed audit related services for us in either fiscal year 2007 or 2006.

Tax Fees
The aggregate fees billed by Miller Ray Houser & Stewart LLP for professional services rendered in conjunction with federal, state and local income tax return preparation in 2007 and 2006 were $1,003 and $1,750, respectively.
The aggregate fees billed by Murrell, Hall, McIntosh & Co., PLLP for professional services rendered in conjunction with federal, state and local income tax return preparation for Benefit Marketing Solutions, LLC, BMS Insurance Agency, LLC, and BMS Holding Company., Inc. in 2007 were $9,835.
All Other Fees
Other professional fees billed by Miller Ray Houser & Stewart LLP to us, for services rendered in conjunction with the merger-acquisition of BMS Holding Company, Inc. were $17,869 for the year ended September 30, 2007. There were no other fees rendered for the year ended September 30, 2006.
Other professional fees billed by Murrell, Hall, McIntosh & Co., PLLP to Benefit Marketing Solutions, LLC, BMS Insurance Agency, LLC, and BMS Holding Co., Inc. rendered in conjunction with the merger for the year ended September 30, 2007 was $3,748.
Audit Committee Charter
The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee Charter is posted in the Investor Relations section of our website www.alliancehealthcard.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis.
The foregoing report has been furnished by the Audit Committee of the Board of Directors of Alliance HealthCard, Inc.
Larry Gerdes, Chairman
Dr. Howard Chandler, Jr.
The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 10, 2008, certain information with respect to all stockholders known to us to beneficially own more than 5% of our Common stock, and information with respect to our common stock beneficially owned by each of our directors nominee directors, executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation,” and our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is c/o Alliance HealthCard, Inc., 3500 Parkway Lane, Suite 720, Norcross, GA 30092. Except as otherwise indicated by footnote, the persons listed in the table have sole voting and investment powers with respect to the common stock beneficially owned by them. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the named person has the right to acquire within 60 days of the above-referenced date pursuant to exercise of stock options and other types of purchase rights and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percentage of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership
	Shares	Rights		Percent of
	Owned of	to	Total	Shares
Name (and Address) of Beneficial Owner	Record(1)	Acquire	Shares	(1)(2)

Danny C. Wright(3)	4,000,000	—	4,000,000	27.3%
900 36th Avenue, NW Norman, Oklahoma 73072

Brett Wimberley(4)	4,000,000	—	4,000,000	27.3%
900 36th Avenue, NW Norman, Oklahoma 73072

Susan Matthews(5)	2,000,000	—	2,000,000	13.7%
900 36th Avenue, NW Norman, Oklahoma 73072

Robert D. Garces(6)	679,600	415,000	1,094,600	7.3%

Thomas W. Kiser(7)	640,050	380,000	1,020,050	6.8%

Rita W. McKeown(8)	—	48,733	48,733	0.3%

Larry G. Gerdes(9)	176,665	140,000	316,665	2.1%

Howard C. Chandler, Jr., M.D.(10)	601,000	149,000	750,100	5.1%

David Huguelet(11)	44,233	4,500	48,733	0.03%

Bradley W. Denison(12)	—	—	—	—%

Executive Officers and Directors as a group (nine individuals)	12,097,415	1,137,233	13,234,648	84.0%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 14,524,263 shares of common stock outstanding.

(3)	Mr. Wright is our Chairman of Board of Directors and Chief Executive Officer.

(4)	Mr. Wimberley is one of our directors and our Chief Operating Officer.

(5)	Ms. Matthews is our Vice President of Sales and Marketing of our subsidiary, AHC — Benefit Solutions Acquisition, Inc.

(6)	Mr. Garces is one of our directors and Executive Vice President. Robert D. Garces and Howard Chandler, Jr., a director of the Company, are brothers-in-law. The number of shares and the percentages include 1,050 common stock shares held of record by Mr. Garces’ spouse.

(7)	Mr. Kiser is one of our directors and Executive Vice President.

(8)	Ms. McKeown is our Chief Financial Officer.

(9)	The number of shares and the percent includes 166,666 shares held by Gerdes Huff Investments of which Mr. Gerdes is a general partner and 9,999 shares held by Gerdes Family Partnership of which M. Gerdes is a general partner.

(10)	The number of shares and the percent includes 3,600 shares held by Mr. Chandler’s minor children and 192,000 shares held by Mr. Chandler’s spouse. Each of Robert D. Garces and Howard Chandler, Jr. is a director and a brothers-in-law of the other.

(11)	Mr. Huguelet is Vice President of New Business Development of Benefit Marketing Solutions.

(12)	Mr. Denison is General Counsel.

EXECUTIVE OFFICERS
Set forth below is certain information with respect to our executive officers and directors. Directors are generally elected at the annual shareholders’ meeting and hold office until the next annual shareholders’ meeting and until their successors are elected and qualify. Executive officers are elected by our Board of Directors and serve at its discretion. Our Bylaws provide that the Board of Directors shall consist of that number of members as the Board of Directors may from time to time determine by resolution or election, but not less than five and not more than seven. Our Board of Directors currently consists of six members.

NAME	AGE	POSITION WITH THE COMPANY
Danny C. Wright	57	Chairman of the Board of Directors and Chief Executive Officer
Brett Wimberley	45	Director and Chief Operating Officer
Rita W. McKeown	54	Chief Financial Officer and Treasurer
Robert D. Garces	59	Director and Executive Vice President
Thomas W. Kiser	43	Director and Executive Vice President
Susan Matthews	50	Executive Vice President of Sales and Marketing
Bradley W. Denison	47	Senior Vice President, General Counsel, and Secretary
David Huguelet	48	Senior Vice President New Business Development
Set forth below is background information of our executive officers and directors. The background of our executive officers that are also nominee directors is contained in “Action 1 — Election of Directors,” above.
Rita W. McKeown began serving as our Chief Financial Officer in 2000. From 1994 to 1999, Ms. McKeown served as director of finance of Transcend Services, Inc., an Atlanta Georgia healthcare company specializing in patient information management solutions for hospitals and other associated healthcare providers. From 1991 to 1994, Ms. McKeown served as director of accounting of Premier Anesthesia, Inc. From 1981 to 1991, Ms. McKeown held multiple senior accounting positions with HBO & Co in Atlanta. Ms. McKeown is a Certified Public Accountant and received her BBA from Kennesaw State University in Kennesaw, Georgia.
Susan Matthews has served as our Executive Vice President since May 2007 and Executive Vice President of Sales & Marketing for our subsidiary Benefit Marketing Solutions since January 2003. From 2000 to 2003, she co-founded Club Source Group, a company formed to market club programs to various industries. Ms. Matthews served as Marketing Director for Foresight, Inc. from 1989 until it was sold in 1999. From 1984 to 1999 she served in various capacities with United Bank Services and Steve Owens & Associates marketing club programs to financial institutions. Ms. Matthews received her BBA from the University of Oklahoma.
Bradley W. Denison joined Benefit Marketing Solutions (BMS) in early 2006 as its General Counsel. Mr. Denison was previously employed by Rent-A-Center, Inc. from 1991-2001 and served as its Senior Vice President and General Counsel from 1998 through 2001. Prior to his employment at Rent-A-Center, Mr. Denison worked extensively in insurance and litigation in private law practice from 1985 through 1991. Prior to his employment with BMS, Mr. Denison was involved in consulting and operating retail businesses. Mr. Denison has a B.S. Business Administration and a Juris Doctorate from the University of Kansas.
David Huguelet has served as the Senior Vice President of New Business Development of Benefit Marketing Solutions since January 2005. From 2003 to 2004 he was a Director of New Business Development for Aon Innovative Solutions, a major provider of extended service contracts to retailers. Mr. Huguelet served as Vice President of Lyndon Insurance Group, a subsidiary of Protective Life, from 2001 to 2003. From 1989 to 2001, Mr. Huguelet served in various capacities, including Business Board Chairman, with American Bankers Insurance Group, now Assurant. From 1984 to 1989, Mr. Huguelet served in various capacities with Household Finance, now HSBC. Mr. Huguelet holds a Bachelor of Science in Business Administration from the University of North Carolina at Greensboro, an MBA from Barry University, a CLU designation and a CPCU designation.

COMPENSATION DISCUSSION AND ANALYSIS
Overall Philosophy
Our Executive Compensation program is designed to attract, motivate and retain qualified executives, reward outstanding performance and results and align management’s incentives with the interests of our stockholders. We believe that our Executive Officers should be motivated by our performance as well as their individual performance.
To accomplish these objectives, our executive compensation program includes three underlying components: base salary, short-term cash incentives and long-term equity-based incentives. The following sections describe the process of setting executive compensation, the compensation elements, how these elements are determined, why we choose to pay each element and how each element relates to our overall compensation philosophy.
Base Salary Program
Our base salary program is based on a philosophy of providing base pay levels that are competitive with similarly situated companies in the healthcare industry. We periodically review our executive pay levels to assure consistencies with the external market. Annual salary adjustments are based on several factors including the general level of market salary increases, individual performance and long-term value to us, competitive base salary levels and our overall financial and operating results.
Long-Term Incentives
Long-term incentives consist of equity-based compensation such as stock options or restricted stock awards that vest over a period of time. We believe this vesting period motivates our executive officers to focus their efforts on our long-term goals and aligns the executives’ interests with those of our stockholders because the ultimate value of the equity-based compensation is linked directly to the price of our stock.
We rely primarily on stock options to provide long-term incentive compensation because of the favorable tax treatment of stock options to employees. Stock options typically have a 10-year term before expiration and are generally exercisable 33% per year on the grant date anniversary. Executives must be employed by us at the time of vesting in order to exercise the options. The exercise price of the options is based on the closing stock price on the date of grant.
Employment Contracts and Termination of Employment, and Change-in-Control Arrangements
In conjunction with our merger-acquisition of BMS Holding Company, we entered into employment agreements with Danny C. Wright, Brett Wimberley and Susan Matthews on March 1, 2007 and with Robert D. Garces and Thomas W. Kiser on .January 1, 2007.
Pursuant to the employment agreement with Danny C. Wright, he agreed to serve as the President and Chief Executive Officer of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Mr. Wright a base annualized salary of $200,000. In addition to the base salary, Mr. Wright is eligible to be considered for annual bonuses to be determined by our Board of Directors.
Pursuant to the employment agreement with Brett Wimberley, he agreed to serve as the Chief Operating Officer of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Mr. Wimberley a base annualized salary of $175,000. In addition to the base salary, Mr. Wimberley is eligible to be considered for annual bonuses to be determined by our Board of Directors.

Pursuant to the employment agreement with Susan Matthews, she agreed to serve as the Executive Vice President of our subsidiary, AHC — Benefit Marketing Acquisition, Inc. The term of the agreement commenced on March 1, 1007 and continues through February 28, 2010. The term of the agreement will automatically be extended for additional one-year terms, unless either notice of termination is given not less than to the other on or before December 1 in the year of termination, commencing March 1, 2010. We agreed to pay to Ms. Matthews a base annualized salary of $175,000. In addition to the base salary, Ms. Matthews is eligible to be considered for annual bonuses to be determined by our Board of Directors.
Pursuant to the employment agreement with Robert D. Garces, he agreed to serve as one of our executive officers. The term of the agreement commenced on January 1, 2007 and continues through December 31, 2008. We agreed to pay to Mr. Garces a base annualized salary of $155,000, or other amount as Mr. Garces and us may agree. In addition to base salary, Mr. Garces is eligible to be considered for annual bonuses to be determined by our Board of Directors.
Pursuant to the employment agreement with Thomas W. Kiser, he agreed to serve as one of our executive officers. The term of the agreement commenced on January 1, 2007 and continues through December 31, 2008. We agreed to pay to Mr. Kiser a base annualized salary of $135,000, or other amount as Mr. Kiser and us may agree. In addition to base salary, Mr. Kiser is eligible to be considered for annual bonuses to be determined by our Board of Directors.
We do not maintain any key-man insurance covering the death or disability of any of our executive officers.
Retirement Plans
We offer each employee, including our executive officers, the opportunity to participate in our 401(k) plan. Employees may contribute up to the maximum allowed by the Internal Revenue Service. The Company may elect to match a portion of their contributions. Effective August 1, 2007, we announced to our employees that we would match 50% of the first 6% of employee’s compensation contributed to the plan.
Perquisites
Other than the compensation elements described above, we do not provide any other benefits to our executive officers that would qualify as a perquisite for purposes of this Compensation Discussion and Analysis.
Equity Compensation Plans
2000 Stock Option Plan. For the benefit of our employees, directors and consultants, we have adopted the Alliance HealthCard, Inc. 2000 Stock Option Plan (the “stock option plan” or the “plan”). The plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes as well as option that do not qualify as incentive stock options, to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 2,806,691. As of September 30, 2007, options exercisable for the purchase of 1,701,396 common stock shares had been granted under the plan.
Our board of directors administers and interprets the plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

The exercise price of qualifying incentive stock options may not be less than the fair market value of our common stock on the date of grant of the option. The exercise price of options other than those qualifying as incentive stock options may be granted at less than the fair market value of common stock on the date of the grant. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof as permitted under the terms of the agreement evidencing the option. Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee cease to be our employee, a director or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability and in the event of the retirement of the optionee, the Board of Directors may designate an additional period for exercise. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers. Options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2010. Options are not transferable except by will or by the laws of descent and distribution.
Accounting and Tax Considerations
The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123R, Share-Based Payment, effective January 1, 2006. As such, the fair value of options calculated in accordance with the Black-Scholes valuation model is expensed as compensation cost over the period of service related to the options (typically the vesting period).
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless the compensation is performance-based. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.
REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
March 31, 2008
We have reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.
Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be include in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2008 and in this information statement.
The Stock Option and Compensation Committee
Larry Gerdes, Chairman
Howard C. Chandler, Jr.

EXECUTIVE COMPENSATION
COMPENSATION SUMMARY
The following table sets forth the cash and non-cash compensation that was paid to our Chief Executive Officer and all other executive officers for services rendered during the fiscal year ended September 30, 2007.

	Year		Stock
Name and Principle	Ended		Option
Position	September 30,	Salary	Grants
Danny Wright, Chairman of	2007	$452,000	—
The Board and Chief Executive Officer	2006	$180,358	—

Brett Wimberley, Director & Chief	2007	$144,000	—
Operating Officer	2006	$118,817	—

Robert Garces, Director &	2007	$150,984	—
Executive Vice President	2006	$149,254	—
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
During the year ended September 30, 2007, no options to purchase our common stock were exercised by the named executive officers. The following table sets forth information related to the number and value of options held by the named officers at September 30, 2007.
Outstanding Equity Awards at September 30, 2007

	Stock Option Awards
	Number of Common Stock		Option	Option
	Underlying Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(1)	Date
Danny C. Wright	-0-	-0-	$-0-	N/A
Brett Wimberley	-0-	-0-	$-0-	N/A
Robert D. Garces	225,000	-0-	$0.83	October 1, 2010
	60,000	-0-	$1.50	May 14, 2012
	50,000	-0-	$1.00	January 1, 2013
	60,000	-0-	$0.68	September 8, 2014
	20,000	-0-	$0.74	September 8, 2014

(1)	The closing sale price of our common stock as reported on the OTC Bulletin Board on April 9, 2008 was $0.99.

OPTION EXERCISES AND STOCK VESTED
During the year ended September 30, 2007, no options to purchase our common stock were exercised by the named executive officers.
DIRECTOR COMPENSATION
Other than through the receipt of discretionary stock option grants, our directors are not compensated for attending board or committee meetings. Directors who are also our employees receive no additional compensation for serving as directors or on committees. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our board. During 2007 our directors were not granted any stock options and did not receive any compensation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
The Stock Option and Compensation Committee of the Board of Directors for 2007 was comprised of Messrs. Larry Gerdes (Chairman) and Howard C. Chandler, Jr. None of the members of the Stock Option and Compensation Committee served as one of our officers or employees during the fiscal year ended September 30, 2007. No interlocking relationship exists between members of our Board of Directors or Compensation Committee and members of the board of directors or compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Code of Business Conduct and Ethics Policy (“Code of Ethics”) addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Our Code of Business Conduct is posted in the Investor Relations/Governance/Governance section of our website www.alliancehealthcard.com.
Contained below is a description of transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during the year ended September 30, 2007 and since that date. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.
Merger-Acquisition of BMS Holding Company
On February 28, 2007, we completed the merger-acquisition of BMS Holding Company. The shareholders of BMS Holding Company were Danny C. Wright, Brett Wimberley and Susan Matthews. In completion of this merger-acquisition, we issued 4,000,000 common stock shares to each of Messrs. Wright and Wimberley and 2,000,000 common stock shares to Ms. Matthews. Furthermore, we issued promissory notes to each of Messrs. Wright and Wimberley and Ms. Matthews in the original principal amounts of $2,858,800, $2,858,800, and $1,429,400, respectively (the “Original Notes”). Because BMS Holding Company was deemed to have acquired us for financial reporting purposes (not for legal purposes), the principal and interest payments on the Original Notes are deemed dividend distributions to Messrs. Wright and Wimberley and Ms. Matthews. During the year ended September 30, 2007, Messrs. Wright and Wimberley and Ms. Matthews were paid interest and principal under the Original Notes of $488,953, $488,953, and $244,476, respectively. Messrs. Wright and Wimberley are directors and executive officers of our company, and Ms. Matthews is an executive officer of our company.

On January 10, 2008, pursuant to an agreement among Messrs. Wright and Wimberley, Ms. Matthews and us, the Original Notes were cancelled, and we issued new replacement promissory notes to Messrs. Wright and Wimberley and Ms. Matthews in the original principal amount of $2,045,271, $2,045,271, and $1,022,635, respectively (the “New Notes”). The principal amounts of the New Notes are equal to the outstanding balances, reduced by $247,073, respectively owed to the holders of the Original Notes at the time the Original Notes were cancelled. The cancellation of the Original Notes and the issuance of the New Notes were approved by the disinterested members of our Board of Directors.
The New Notes differ from the Original Notes in two material respects. First, the Original Notes contained provisions contemplating a reduction in the outstanding principal balance if we do not achieve certain adjusted EBITDA levels (as defined in the notes) in our fiscal years ending September 30, 2007, 2008 and 2009. These adjusted EBITDA levels have been retained, but the 12-month measurement periods have been deferred by one year each to the fiscal years ending September 30, 2008, 2009, and converted to quarterly reviews thereafter. We believe these deferrals more appropriately tie the payment obligations under the New Notes to our performance, which was one of the primary purposes of the principal reduction provisions of the Original Notes. Second, the Original Notes did not contain any provision for the repayment of amounts by the holders of the Original Notes resulting from our failure to achieve sufficient adjusted EBITDA levels during the 12 months ending September 30, 2010 and reduction of principal below the remaining outstanding principal balance of the Original Notes. Under the New Notes the holders will receive reduced payments after the 2009 fiscal year-end adjustment in the event the adjusted EBITDA thresholds are not met in the fiscal quarters relating to those payments. Finally, the New Notes modify the definition used to calculate the adjusted EBITDA to give our Board of Directors the ability to exclude, in its discretion, certain infrequent expenses incurred other than in the ordinary course of our business. This change was made to more closely align our interests with that of those note holders by removing, subject to approval by our disinterested directors, the potential negative financial impact of expenses or losses that may be incurred at the initiation of a long-term project.
In conjunction with our merger-acquisition of BMS Holding Company, on February 28, 2007 we granted John Simonelli, one of our nominee directors, stock options exercisable for the purchase of 50,000 of our common stock shares for $1.10 per share on or before March 1, 2017. The exercise price of the options exceeded the last report sale price of our common stock shares on the grant date. These stock options were granted to Mr. Simonelli for his advisory services provided to BMS Holding Company in conjunction with our merger-acquisition of BMS Holding Company.
EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our Common Stock that may be issued upon the exercise of stock options under our existing equity compensation plans as of September 30, 2007.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Equity Compensation Plan	and rights	and rights	(a))
Approved by security holders:

Alliance HealthCard, Inc. 2000 Stock Option Plan	1,701,396	$0.89	1,105,295

Not approved by security holders:

None

Total	1,701,396	$0.89	1,105,295

Officer and Director Liability and Indemnification
As provided by the Georgia Business Corporation Code, each of our directors and officers is not liable to us or our shareholders for any action taken as a director or officer, or any failure to take any action, if the director or officer performed his or her duties in compliance with the Georgia Business Corporation Code. A director is required to discharge his or her duties as a director, including those duties as a member of a committee or as an officer in a manner he or she believes in good faith and to be in our best interests, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In discharging his or her duties a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:
•	One or more of our officers or employees whom the director reasonably believes to be reliable and competent in the matters presented;

•	Legal counsel, public accountants, investment bankers, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or

•	A committee of our Board of Directors of which he is not a member if the director reasonably believes the committee merits confidence.
However, neither a director nor an officer is entitled to rely on the forgoing if the director or officer has knowledge concerning the matter in question that makes reliance unwarranted.
The provisions of the Georgia Business Corporation Code do not eliminate liability of a director or an executive officer for violations of federal securities laws, nor do they limit our rights or our stockholders’ rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.
The Georgia Business Corporation Code requires us to indemnify all of our directors, officers, employees and agents. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith. These indemnification provisions are not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under the Georgia Business Corporation Code or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the U.S. Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Code of Business Conduct and Ethics Policy (“Code of Ethics”) addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer.
PROPOSALS BY STOCKHOLDERS
Proposals by stockholders intended to be presented at the 2009 Alliance HealthCard annual meeting (to be held in the Spring of 2009) must be forwarded in writing and received at the principal executive office of Alliance HealthCard no later than January 1, 2009 and directed to the attention of the Secretary for consideration for inclusion in Alliance HealthCard’s proxy statement for the annual meeting of stockholders to be held in 2009. Any stockholder proposal must comply in all respects with the rules and regulations of the U.S. Securities and Exchange Commission.
In connection with our Annual Meeting of Stockholders to be held in 2009, if we do not receive notice of a matter or proposal to be considered by January 1, 2009, then the persons appointed by the Board of Directors to act as the proxies for that Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the U.S. Securities and Exchange Commission reports of changes in ownership of our common stock held by them. Officers, Directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation.
The rules of the U.S. Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. During the fiscal year ended September 30, 2007,to our knowledge, based solely on a review of the copies of the reports furnished to us and representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% stockholders were complied with during the fiscal year ended September 30, 2007.
Although it is not our obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, we have adopted a policy requiring all Section 16 reporting persons to report to our Chief Financial Officer all trading activity in our common stock on the day of any trade to facilitate the timely filing of the reports of such trading activity with the U.S. Securities and Exchange Commission.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this notice and information statement to any household at which two or more shareholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 3500 Parkway Lane, Suite 720, Norcross, Georgia 30092, to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
We file annual and quarterly reports and other reports and information with the U.S. Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the U.S. Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the U.S. Securities and Exchange Commission.
Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Alliance Healthcard, Inc. at 3500 Parkway Lane, Suite 720, Norcross, Georgia 30092, telephone: (770) 734-9255.

ANNUAL REPORT ON FORM 10-KSB
A copy of our Annual Report on Form 10-KSB (without exhibits) for the fiscal year ended September 30, 2007 accompany this information statement. The exhibits to our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007, as filed with the U.S. Securities and Exchange Commission, are available to stockholders who make written request to our Secretary, 900 36th Avenue, Suite 105, Norman, Oklahoma 73072.These documents may also be accessed from our website at www.alliancehealthcard.com.
Atlanta, Georgia
April 15, 2008